UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2015

NetApp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-27130	77-0307520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

495 East Java Drive

Sunnyvale, CA 94089

(Address of Principal Executive Offices)

(408) 822-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 18, 2015, NetApp, Inc. (“NetApp”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SolidFire, Inc., a Delaware corporation (“SolidFire”), Sonoma Merger Corp., a Delaware corporation and a wholly owned subsidiary of NetApp (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, in its role as stockholder representative. The Merger Agreement provides for the acquisition of SolidFire by NetApp by means of the merger of Merger Sub with and into SolidFire (the “Merger”), with SolidFire surviving the Merger as a wholly owned subsidiary of NetApp.

NetApp will acquire SolidFire for aggregate consideration of approximately $870 million in cash (the “Purchase Price”). The Purchase Price is subject to adjustment based on (i) adjustment provisions in the Merger Agreement and (ii) indemnification obligations of SolidFire securityholders after the closing of the Merger. A portion of the Purchase Price will be placed in escrow to satisfy certain indemnification obligations of SolidFire securityholders as described in the Merger Agreement.

Under the terms of the Merger Agreement, each share of SolidFire capital stock and each vested stock option and warrant to acquire SolidFire capital stock outstanding at the consummation of the Merger will be cancelled and converted into a right to receive a cash payment. Unvested options and restricted stock units in SolidFire will be assumed by NetApp and converted into a right to receive NetApp common stock on the same terms and conditions as the cancelled awards. Any unvested warrants will be cancelled and extinguished and will not be converted into the right to receive any consideration.

The Merger Agreement contains customary representations, warranties and covenants by the parties. The closing of the Merger is subject to customary closing conditions, including obtaining approval of the SolidFire stockholders and the expiration or termination of any waiting periods applicable to the consummation of the Merger under applicable antitrust and competition laws.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, the assertions embodied in those representations, warranties and covenants are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 8.01.	Other Events.

On December 21, 2015, NetApp issued a press release announcing the entering into of the Merger Agreement and the pending acquisition of SolidFire. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Current Report on Form 8-K, including the exhibits attached, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 18, 2015, among NetApp, Inc., Sonoma Merger Corp., SolidFire, Inc. and Shareholder Representative Services LLC.

99.1	Press Release, dated December 21, 2015.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETAPP, INC. (Registrant)

By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett
Senior Vice President, General Counsel and Corporate Secretary

December 21, 2015